CALCULATION OF FEES TABLE
FORM 424(b)(5)
ARMOUR RESIDENTIAL REIT, INC.
(Exact name of registrant as specified in its charter)
Table 1: Newly Registered Securities and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Share	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee (1)	Carry Forward Form Type	Carry Forward File Number		Carry Forward Initial effective date		Filing Fee Previously Paid in Connection with Unsold Securities to be Carried Forward
	Newly Registered Securities
Fees to Be Paid	Equity	Common Stock, $0.001 par value	Rule 457(r) and Other (1)	750,000	$19.315 (1)	14,486,250	0.00014760	$2,138.17	N/A	N/A	N/A	N/A	N/A	N/A
	Carry Forward Securities
Carry Forward Securities	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A		N/A		N/A
	Total Offering Amounts					14,486,250		$2,138.17
	Total Fees Previously Paid							$—
	Total Fee Offsets							$—
	Net Fee Due							2,138.17

(1)Calculated in accordance with Rule 457(c) and Rule 457(r) under the Securities Act, based upon the average of the high and low price per share of the common stock of ARMOUR Residential REIT, Inc. (the “Registrant”) as reported on the New York Stock Exchange on June 17, 2024.
(2)Represents the 750,000 post-split common shares of the Registrant adjusted for the one-for-five reverse stock split of the Registrant’s common stock, effective on September 29, 2023, that were previously registered on the Registrant’s prospectus supplement dated March 12, 2021 to the prospectus dated February 19, 2021 (Registration No. 253311) and filed by the Registrant with the Securities and Exchange Commission and remain unsold.